Putnam Pennsylvania Tax Exempt Income Fund
May 31, 2008 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the year ended May 31, 2008, Putnam Management has assumed $269 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

      (000s omitted)

72DD1	Class A	5,409
      Class B	656
      Class C   34

72DD2	Class M	82
          Class Y   *

* Represents less than 1(000s omitted)


73A1		Class A	0.355469
      Class B	0.297391
      Class C   0.283562

73A2		Class M	0.329632
          Class Y   0.157430


      (000s omitted)

74U1 	Class A	15,956
      Class B	1,976
      Class C   228

74U2 	Class M	250
          Class Y   1

74V1		Class A	9.00
      Class B	8.99
      Class C   9.00

74V2		Class M	9.01
          Class Y   9.00

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.